Exhibit 10.4.28

Employment Agreement Amendment No. 1

This Employment Agreement Amendment No. 1 (this “Amendment”) is made September 20, 2012 between Harris Interactive Inc., a Delaware corporation (“Company”), and Todd Myers (the “Executive”).

This Amendment amends the Employment Agreement (the “Employment Agreement”) made between Company and the Executive effective as of March 27, 2012. All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.

1. Section 3.1 of the Employment Agreement is hereby amended by adding the following new second sentence:

Effective February 19, 2012, Company shall pay to Executive Base Compensation in the amount of $275,000 per annum.

2. The first sentence in Section 3.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

As additional cash compensation for the services rendered by Executive to Company, Executive shall be eligible to receive a target annual performance bonus as part of the Corporate Bonus Plan (“Performance Bonus”) of up to 40% of Base Compensation for fiscal 2012 and up to 60% of Base Compensation for subsequent fiscal years, payable in full at the same time as payment of other executive bonuses by Company in accordance with the terms of the Corporate Bonus Plan.

3. Section 3.3 of the Employment Agreement is hereby amended to read in its entirety as follows:

3.3 Retention Bonus. As additional cash compensation for the services rendered by Executive to Company, Executive shall be eligible to receive the following retention bonuses (each, a “Retention Bonus”): (a) $75,000, if Executive is employed by Company (or a successor in interest of Company) on June 30, 2013 (the “Fiscal 2013 Retention Bonus”), (b) $25,000, if Executive is employed by Company (or a successor in interest of Company) on December 31, 2013 (the “First Half Fiscal 2014 Retention Bonus”), and (c) $75,000, if Executive is employed by Company (or a successor in interest of Company) on June 30, 2014 (the “Second Half Fiscal 2014 Retention Bonus”). The aggregate of the First Half Fiscal 2014 Retention Bonus and the Second Half Fiscal 2014 Retention Bonus are together referred to herein as the “Total Fiscal 2014 Retention Bonus”. Company shall pay to Executive each earned Retention Bonus in the first available pay period on or after the applicable Retention Bonus date; provided, however, in the event that a Change in Control (as defined below) occurs prior to June 30, 2013, the Fiscal 2013 Retention Bonus shall be deemed earned and paid to Executive within thirty (30) days of the Change in Control regardless of whether Executive remains employed by the successor in interest of Company on June 30, 2013; provided, further, to the extent that a Change in Control occurs prior to June 30, 2014, a prorated portion of the Total Fiscal 2014 Retention Bonus shall be paid to Executive within thirty (30) days of the Change in Control and the remaining portion shall be paid to Executive in the first available pay period on or after the applicable Retention Bonus date(s) if Executive remains employed by the successor in interest of Company on such Retention Bonus date(s). The prorated portion of the Total Fiscal 2014 Retention Bonus shall be calculated by multiplying the Total Fiscal 2014 Retention Bonus (but only that portion which remains unpaid) at the time of the Change in Control by a fraction, the numerator of which is the number of days elapsed in fiscal 2014 prior to the Change in Control and the denominator of which is 365.

4. A new Section 3.10 is hereby added to the Employment Agreement to read as follows:

3.10 Potential Restricted Stock Award. Subject to the approval of the Compensation Committee of the Board, Company shall grant the Executive an equity award of 50,000 restricted Shares (the “Restricted Shares”) if the U.S. business of Company achieves 100% of its fiscal 2013 management revenue and sales budget (the “Fiscal 2013 Milestone”), under the condition that Executive is employed by Company on June 30, 2013. If the award is granted, the Restricted Shares will vest on June 30, 2014, under the condition that Executive is employed by Company on such date; provided, however, if Executive’s employment is terminated by Company without Cause (as defined herein) or Executive terminates his employment for Good Reason (as defined herein) on or prior to June 30, 2014, or if there is a Change in Control prior to June 30, 2014, then all shares will immediately vest on the date of termination. If a Change in Control occurs prior to June 30, 2013, then, if Company achieves the Fiscal 2013 Milestone and Executive is employed by Company on June 30, 2013, rather than receiving the award of Restricted Shares, Executive will be entitled to receive a cash award, calculated by multiplying 50,000 by the price per share paid by the acquirer of Company in the Change in Control transaction.

5. Section 4.5(c)(vii) of the Employment Agreement is hereby amended to read in its entirety as follows:

(vii) a severance amount equal to the sum of twelve (12) months of Executive’s then-current Base Compensation and the equivalent of twelve (12) months of Company’s share of health and medical premiums at Executive’s then-active employee rate, payable in twelve (12) equal monthly installments commencing thirty (30) days after the Termination Date; provided, however, if Executive is terminated without Cause or Executive terminates his employment for Good Reason, in each such case in contemplation of, or during the twelve (12) month period following, a Change in Control, then the severance amount shall equal the sum of eighteen (18) months of Executive’s then-current Base Compensation and the equivalent of eighteen (18) months of Company’s share of health and medical premiums at Executive’s then-active employee rate, payable in a lump sum within thirty (30) days after the Termination Date.

6. Section 5 of the Employment Agreement is hereby amended to read in its entirety as follows:

5.	NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

5.1	Non-Competition.

(a) Consideration for this Section. Executive acknowledges and agrees that:

(i) the advance commitment of Company to provide the benefits afforded by this Agreement are over and above those otherwise afforded by Company policy, and in making its decision to offer Executive the benefits afforded by this Agreement and bind itself in advance to the obligations hereunder Company relied upon and was induced by the covenants made by Executive in this Section 5;

(ii) in accepting the benefits evidenced by this Agreement Executive is receiving an asset of significant value, and Company’s entry into this Agreement and its incurrence of the related payment and other obligations hereunder are fair and adequate consideration for Executive’s obligations under this Section 5;

(iii) Executive’s position with Company places Executive in a position of confidence and trust with the clients and employees of Company;

(iv) Company’s business (including its acquisitive activity) is carried on throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area;

(v) the course of Executive’s employment with Company necessarily requires the disclosure of confidential information and trade secrets related to Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers) as well as other confidential and proprietary information, (such as databases, methodologies, and technologies);

(vi) Executive’s employment affords Executive the opportunity to develop a personal acquaintanceship and relationship with Company’s employees and clients, which in some cases may constitute Company’s primary or only contact with such employees and clients, and to develop a knowledge of those clients’ and employees’ affairs and requirements;

(vii) Company’s relationships with its established clients and employees are placed in Executive’s hands in confidence and trust;

(viii) it is reasonable and necessary for the protection of the goodwill and business of Company that Executive make the covenants contained in this Agreement; and

(ix) Executive understands that the provisions of this Section 5 may limit Executive’s ability to earn a livelihood in a business similar or related to the business of Company, but nevertheless agrees and acknowledges that (A) the provisions of this Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company, (B) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained, and (C) Company’s advance agreement to make payments under the various circumstances set forth in this Agreement provide Executive with benefits adequate to fully compensate Executive for any lost opportunity due to the operation of this Section 5.

In consideration of the foregoing and in light of Executive’s education, skills and abilities, which are sufficient to enable Executive to earn a living in way that is not competitive with Company’s business, Executive agrees that all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.

5.2	Restricted Activity.

(a) During the period that Executive is employed by Company, and for the period twelve months after the Termination Date (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner (collectively, “Be Involved With”), including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or otherwise publicly traded shall not constitute a breach of this Section 5, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in prohibited activities with, such corporation. Notwithstanding the foregoing, Executive may Be Involved With an entity (including its affiliates), twenty percent (20%) or more of the business of which is not in material competition with Company but that engages in some business (“Limited Business”) substantially similar to the whole, or at least twenty percent (20%) of the business conducted by Company, provided, however, that Executive in not personally involved in the day to day operations of the Limited Business, and the Limited Business either does not report to Executive or, if it does, it is less than twenty percent (20%) of the business that reports to Executive, and Executive complies with Sections 5.2(c) and 5.3. The foregoing is not intended to limit Executive’s ability as an outside vendor to provide goods or services of a non-competitive nature to any entity or person.

(b) For purposes of this Section 5.2, the term “Competing Business” shall mean any business or venture which is substantially similar to the whole, or any part of the business that is at least twenty percent (20%) of, the business conducted by Company (prior to any Change in Control of Company), and which is in material competition with Company, and the term “affiliate” of any person or entity shall mean any other person or entity directly or indirectly controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity whether through the ownership of voting securities, contract, or otherwise.

(c) During the Non-Competition Period, Executive shall not (including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity) directly or indirectly, except in the good faith performance of his duties for Company:

(i) solicit, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,

(ii) employ, assist, engage or otherwise contract or create any relationship with any employee or former employee of Company in any business or venture of any kind or nature, in the case of a former employee unless such person shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period, or

(iii) interfere in any manner with the relationship between any employee and Company.

5.3	Confidential Information.

(a) “Confidential Information” shall mean all proprietary or confidential records and information, including, but not limited to, information related to Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers), information related to development, marketing, purchasing, acquisitions, organizational matters, strategic matters, financial matters, managerial and administrative matters, production, distribution and sales, distribution methods, data, specifications, technologies, methods and methodologies, and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Company, or its agents, consultants, or otherwise on its behalf, or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.

(b) Executive hereby sells, transfers and assigns to Company, or to any person or entity designated by Company, all of Executive’s entire right, title and interest in and to all inventions, ideas, methods, developments, disclosures and improvements (the “Inventions”), whether patented or unpatented, and copyrightable material, and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived solely or jointly, in whole or in part, while an employee of Company which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of Company (collectively, the “Transferred Property”). Executive shall make adequate written records of all Inventions, which records shall be Company’s property and shall communicate promptly and disclose to Company, in such forms Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the term of this Agreement or thereafter, Executive shall execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit Company, or any person or entity designated by Company, to file and prosecute patent applications (including, but not limited to, records, memoranda or instruments deemed necessary by Company for the prosecution of the patent application or the acquisition of letters patent in the United states, foreign counties or otherwise) and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

(c) All Confidential Information is considered secret and will be disclosed to Executive in confidence, and Executive acknowledges that, as a consequence of Executive’s employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the performance of Executive’s duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items (whether in electronic form or otherwise), wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by Executive of Executive’s obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to Company), or (iii) Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, in the case of (iii) that Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

5.4	Acknowledgement; Remedies; Survival of this Agreement.

(a) Executive acknowledges that violation of any of the covenants and provisions set forth in Section 5 of this Agreement may cause Company irreparable damage and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches Section 5.2 in any material respect, such breach will entitle Company (i) to terminate its obligations to make further payments otherwise required under this Agreement, provided, however, that such termination shall occur only after Company has provided Executive at least ten (10) business days notice of the circumstances of such breach and, only if such breach is curable, Executive has failed to cure such breach within such ten (10) business day period, (ii) to enjoin Executive from disclosing any Confidential Information to any Competing Business, in the case of a breach of Section

5.2(a) to enjoin any Competing Business from retaining Executive or using any such Confidential Information, and to enjoin Executive from rendering personal services to or in connection with any Competing Business in violation of the terms of this Agreement, and (iii) and to seek to recover damages. The rights and remedies hereunder are cumulative and shall not be exclusive, and Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of Executive under this Agreement, and the enforcement of one or more of such rights and remedies by Company shall in no way preclude Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

(b) The provisions of this Section 5 shall survive the termination of Executive’s employment with Company.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

HARRIS INTERACTIVE INC.

By:	/s/ Al Angrisani
Al Angrisani President and Chief Executive Officer

/s/ Todd Myers
TODD MYERS

8